Exhibit 3.1

Execution Version

RESTATED CERTIFICATE OF INCORPORATION

OF

BILLIONTOONE, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

BillionToOne, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is BillionToOne, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on January 11, 2016 under the name BillionToOne, Inc.

SECOND: That the Board of Directors of this corporation duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

ARTICLE I

The name of this corporation is BillionToOne, Inc.

ARTICLE II

The address of the registered office of this corporation in the State of Delaware is 3500 South DuPont Highway, in the City of Dover, County of Kent, zip code 19901. The name of its registered agent at such address is Incorporating Services, Ltd.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV

A. Authorization of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock. The total number of shares that this corporation is authorized to issue is 80,644,989. The total number of shares of common stock authorized to be issued is 51,100,000, par value $0.00001 per share (the “Common Stock”). The total number of shares of preferred stock authorized to be issued is 29,544,989, par value $0.00001 per share (the “Preferred Stock”). The Preferred Stock is divided into eleven series: 1,349,650 shares of Preferred Stock are designated as “Series A-1 Preferred Stock,” 1,137,210 shares of Preferred Stock are designated as “Series A-2 Preferred Stock,” 899,730 shares of Preferred Stock are designated as “Series A-3 Preferred Stock,” 25,761 shares of Preferred Stock are designated as “Series A-4 Preferred Stock,” 114,613 shares of Preferred Stock are designated as “Series A-5 Preferred Stock,” 5,805,861 shares of Preferred Stock are designated as “Series A-6 Preferred Stock,” 5,182,287 shares of Preferred Stock are designated as “Series B-1 Preferred Stock,” 2,566,902 shares of Preferred Stock are designated as “Series B-2 Preferred Stock,” 6,079,919 shares of Preferred Stock are designated as “Series C Preferred Stock,” 1,726,823 shares of Preferred Stock are designated as “Series C-1 Preferred Stock” and 4,656,233 shares of Preferred Stock are designated as “Series D Preferred Stock.” The Series C Preferred Stock and the Series C-1 Preferred Stock shall be referred to herein together as the “Series C Stock.”

B. Rights, Preferences and Restrictions of Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).

1. Dividend Provisions.

(a) The holders of shares of Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this corporation payable when, as and if declared by this corporation’s board of directors (the “Board of Directors”). Such dividends shall not be cumulative. The holders of the outstanding Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of a majority of the shares of Preferred Stock then outstanding (voting together as a single class and not as separate series, and on an as-converted basis).

(b) After payment of such dividends, any additional dividends or distributions shall be distributed among all holders of Common Stock and Preferred Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Preferred Stock were converted to Common Stock at the then effective Conversion Rate (as defined below).

2. Liquidation Preference.

(a) In the event of any Liquidation Event (as defined below), either voluntary or involuntary, (i) the holders of Series D Preferred Stock shall be entitled to receive out of the proceeds or assets of this corporation available for distribution to its stockholders (the “Proceeds”), prior and in preference to any distribution of the Proceeds of such Liquidation Event to the holders of Common Stock by reason of their ownership thereof and pari passu with any distributions to the holders of the other series of Preferred Stock, an amount per share equal the sum of 1.2 times the Original Issue Price (as defined below) for Series D Preferred Stock plus declared but unpaid dividends on such shares and (ii) the holders of each series of Preferred Stock (other than the Series D Preferred Stock) shall be entitled to receive out of the Proceeds, prior and in preference to any distribution of the Proceeds of such Liquidation Event to the holders of Common Stock by reason of their ownership thereof and pari passu with any distributions to the holders of Series D Preferred Stock, an amount per share equal to the sum of the applicable Original Issue Price for such series of Preferred Stock, plus declared but unpaid dividends on such share. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (a) of this Section 2. For purposes of this Restated Certificate of Incorporation, “Original Issue Price” shall mean $0.4001 per share for each share of the Series A-1 Preferred Stock, $0.8002 per share for each share of the Series A-2 Preferred Stock, $1.0003 per share for each share of the Series A-3 Preferred Stock, $1.9409 per share for each share of the Series A-4 Preferred Stock, $0.8725 per share for each share of the Series A-5 Preferred Stock, $2.5879 per share for each share of the Series A-6 Preferred Stock, $10.6130 per share for each share of the Series B-1 Preferred Stock, $6.2429 per share for each share of the Series B-2 Preferred Stock, $25.4937 per share for each share of the Series C Preferred Stock, $19.6143 per share for each share of the Series C-1 Preferred Stock and $28.0204 per share for each share of the Series D Preferred Stock (each as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock).

(b) Upon completion of the distribution required by subsection (a) of this Section 2, all of the remaining Proceeds available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

(c) Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(d) (i) For the purposes of this Restated Certificate of Incorporation, a “Liquidation Event” shall mean (A) the closing of the sale, lease, transfer, exclusive license or other disposition of all or substantially all of this corporation’s assets, (B) the consummation of the merger, consolidation or statutory conversion, transfer, domestication, or continuance of this corporation with or into another entity (except a merger, consolidation or statutory conversion, transfer, domestication, or continuance in which the holders of capital stock of this corporation immediately prior to such merger, consolidation or statutory conversion, transfer, domestication, or continuance continue to hold at least fifty percent (50%) of the voting power of the capital stock of this corporation or the surviving or acquiring entity immediately following such merger or consolidation in substantially the same proportions, and with substantially the same terms, as held immediately prior to such merger or consolidation), (C) the closing of the transfer (whether by merger, consolidation, statutory conversion, transfer, domestication, or continuance or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of this corporation’s securities), of this corporation’s securities if, after such closing, such person or group of affiliated persons would hold fifty percent (50%) or more of the then outstanding voting stock of this corporation (or the surviving or acquiring entity) or (D) a liquidation, dissolution or winding up of this corporation; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of this corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held this corporation’s securities immediately prior to such transaction. Notwithstanding the prior sentence, the sale by this corporation of its equity securities in a bona fide financing transaction conducted in accordance with Section 6 of this Article IV(B) shall not be deemed a “Liquidation Event.” The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the holders of (A) a majority of the then outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis), (B) solely with respect to the shares of Series C Stock, a majority of the then outstanding shares of Series C Stock (voting together as a single class and not as a separate series, on an as-converted basis), and (C) solely with respect to the shares of Series D Preferred Stock, at least sixty percent (60%) of the then outstanding shares of Series D Preferred Stock (voting together as a single class and not as separate series, on an as-converted basis).

(ii) In any Liquidation Event, if Proceeds received by this corporation or its stockholders is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors, including the affirmative approval of at least one Preferred Director.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined by the Board of Directors, including the affirmative approval of at least one Preferred Director.

(C) The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event shall, with the appropriate approval of the definitive agreements governing such Liquidation Event by the stockholders under the General Corporation Law and Section 6 of this Article IV(B), be superseded by the determination of such value set forth in the definitive agreements governing such Liquidation Event.

(iii) In the event the requirements of this Section 2 are not complied with, this corporation shall forthwith either:

(A) cause the closing of such Liquidation Event to be postponed until such time as the requirements of this Section 2 have been complied with; or

(B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(d)(iv) hereof.

(iv) This corporation shall give each holder of record of Preferred Stock written notice of such impending Liquidation Event not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any material changes provided for herein; provided, however, that subject to compliance with the General Corporation Law such periods may be shortened or waived upon the written consent of the holders of Preferred Stock that represent a majority of the then outstanding shares of such Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).

3. Redemption. The Preferred Stock is not redeemable at the option of the holder thereof.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, and without the payment of additional consideration by the holder thereof, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the applicable Original Issue Price for such series by (ii) the applicable Conversion Price (as defined below) for such series (the conversion rate for a series of Preferred Stock into Common Stock is referred to herein as the “Conversion Rate” for such series), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion; provided that, in the event of an adjustment to the Conversion Price for the Series D Preferred Stock pursuant to subsection 4(h), then for purposes of determining the Conversion Rate for such series, preceding clause (i) of this subsection 4(a) shall be deemed to equal 1.2 times the Original Issue Price for the Series D Preferred Stock (calculated to the nearest one-thousandth of a cent) and preceding clause (ii) of this subsection 4(a) shall be as determined pursuant to subsection 4(h). The initial “Conversion Price” per share for each series of Preferred Stock shall be the Original Issue Price applicable to such series; provided, however, that the Conversion Price for the Preferred Stock shall be subject to adjustment as set forth in subsection 4(d) and, solely with respect to the Series D Preferred Stock, as set forth in subsection 4(h).

(b) Automatic Conversion. Subject to subsection 4(h), each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect (which, for the avoidance of doubt, shall take into account any adjustments made pursuant to Section 4 of this Article IV(B)) for such series of Preferred Stock immediately upon the earliest to occur of (i) the closing of this corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, that results in at least $100,000,000 of gross proceeds to this corporation (a “Qualified Public Offering”), (ii) this corporation’s direct listing of its Common Stock on the New York Stock Exchange or the Nasdaq Stock Market by means of an effective registration statement under the Securities Act of 1933, as amended, that registers at least $100 million worth of shares of existing Common Stock for resale not pursuant to an underwritten offering where either (A) the midpoint between the low and high sales price per share of private sales of Common Stock in the most recently reported period set forth on the cover page of the prospectus shall be equal to or greater than the Original Issue Price of the Series D Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), or (B) if no such private sales occurred in the most recently reported period, the Board of Directors must reasonably determine that the reference price in the effective registration statement filed by the Corporation with the Securities and Exchange Commission will exceed the Original Issue Price of the Series D Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) at any time on the first day of trading (a “Qualified Direct Listing”), or (iii) the date, or the occurrence of an event, specified by vote or written consent or agreement of the holders of (A) a majority of the then outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis), (B) solely with respect to the shares of Series C Stock, a majority of the then outstanding shares of Series C Stock (voting together as a single class and not as a separate series, on an as-converted basis), and (C) solely with respect to the Series D Preferred Stock, at least sixty percent (60%) of the then outstanding shares of Series D Preferred Stock (voting together as a single class and not as separate series, on an as-converted basis).

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, if such holder’s shares are certificated, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate, certificates or a notice of issuance of uncertificated shares for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date set forth for conversion in the written notice of the election to convert irrespective of the surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion is in connection with Automatic Conversion provisions of subsection 4(b)(iv) above, such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date.

(d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of each series of Preferred Stock shall be subject to adjustment from time to time as follows:

(i) (A) If this corporation shall issue, on or after the date upon which this Restated Certificate of Incorporation is accepted for filing by the Secretary of State of the State of Delaware (the “Filing Date”), any Additional Stock (as defined below) without consideration or for a consideration per share that is less than the Conversion Price applicable to a series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price (calculated to the nearest one-thousandth of a cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by this corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock Outstanding immediately prior to such issuance plus the number of shares of such Additional Stock. For purposes of this subsection 4(d)(i)(A), the term “Common Stock Outstanding” shall mean and include the following: (1) outstanding Common Stock, (2) Common Stock issuable upon conversion of outstanding Preferred Stock, (3) Common Stock issuable upon exercise of outstanding stock options and (4) Common Stock issuable upon exercise (and, in the case of warrants to purchase Preferred Stock, conversion) of outstanding warrants. Shares described in (1) through (4) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable.

(B) No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than one-tenth (1/10th) of one cent per share ($0.001). Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C) In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D) In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for purposes of determining the number of shares of Additional Stock issued and the consideration paid therefor:

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)), if any, received by this corporation upon the issuance of such options or rights plus the minimum exercise price provided for in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)).

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, the Conversion Price of each applicable series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of each applicable series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5) The number of shares of Additional Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(E)(3) or (4).

(ii) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(E)) by this corporation on or after the Filing Date other than:

(A) Common Stock issued pursuant to a transaction described in subsection 4(d)(iii) hereof;

(B) Common Stock issued to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by the Board of Directors, including, in the case of plans approved after the date of the filing of this Restated Certificate of Incorporation, the affirmative approval of at least one Preferred Director;

(C) Common Stock issued pursuant to an underwritten public offering;

(D) Common Stock issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the Filing Date;

(E) Common Stock issued pursuant to a Direct Listing;

(F) Common Stock issued in connection with a bona fide business acquisition by this corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise provided that such issuances are approved by the Board of Directors, including the affirmative approval of at least one Preferred Director;

(G) Common Stock issued or deemed issued pursuant to subsection 4(d)(i)(E) as a result of a decrease in the Conversion Price of any series of Preferred Stock resulting from the operation of Section 4(d);

(H) Common Stock issued upon conversion of the Preferred Stock;

(I) Common Stock issued pursuant to any equipment leasing arrangement or debt financing arrangement, which arrangement is approved by the Board of Directors, including the affirmative approval of at least one Preferred Director, and is primarily for non-equity financing purposes;

(J) Common Stock issued to persons or entities with which this corporation has business relationships, provided such issuances are approved by the Board of Directors, including the affirmative approval of at least one Preferred Director;

(K) Common Stock that is issued with the unanimous approval of the Board of Directors and the Board of Directors specifically states in such approval that it shall not be Additional Stock; provided that, (i) solely with respect to issuances (or deemed issuances) of Common Stock that would otherwise cause an adjustment to the Conversion Price of the Series C Preferred Stock or Series C-1 Preferred Stock, such issuances (or deemed issuances) of Common Stock are specifically excluded from the definition of Additional Stock by the holders of a majority of the Series C Stock (voting together as a single class and not as a separate series, on an as-converted basis); and (ii) solely with respect to issuances (or deemed issuances) of Common Stock that would otherwise cause an adjustment to the Conversion Price of the Series D Preferred Stock, such issuances (or deemed issuances) of Common Stock are specifically excluded from the definition of Additional Stock by the holders of at least sixty percent (60%) of the then outstanding shares of Series D Preferred Stock (voting together as a single class and not as separate series, on an as-converted basis); or

(L) Common Stock issued or deemed issued pursuant to subsection 4(h).

(iii) In the event this corporation should at any time or from time to time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 4(d)(i)(E).

(iv) If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e) Other Distributions. In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(d)(iii), then, in each such case for the purpose of this subsection 4(e), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive, upon conversion of the Preferred Stock, the number of shares of stock or other securities or property of this corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

(g) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock and the aggregate number of shares of Common Stock to be issued to particular stockholders, shall be rounded down to the nearest whole share and this corporation shall pay in cash the fair market value of any fractional shares as of the time when entitlement to receive such fractional shares is determined. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such conversion.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Stock pursuant to this Section 4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Preferred Stock.

(h) Special Conversion Price Adjustment of Series D Preferred Stock in the event of a Public Offering. If (i) in connection with an IPO prior to a Cancellation Event, the price per share of Common Stock sold to the public as set forth on the cover of the corporation’s final Form S-1 registration statement is less than 1.2 times the Original Issue Price of the Series D Preferred Stock, or (ii) in connection with a SPAC Transaction prior to a Cancellation Event, the price per share of the SPAC’s common stock issued to the corporation’s stockholders in exchange for the corporation’s outstanding capital stock as set forth on the final registration statement or applicable final offering document is less than 1.2 times the Original Issue Price of the Series D Preferred Stock, then the Conversion Price for the Series D Preferred Stock shall, immediately prior to the automatic conversion of the Series D Preferred Stock into Common Stock pursuant to Article IV(B)4(b), be adjusted (calculated to the nearest one-thousandth of a cent) as determined by the following formula:

AP = OP * (Series D Outstanding + (Public Offering Proceeds / OP)) / (Series D Outstanding + Public Offering Shares)

For purposes of the foregoing formula and this subsection 4(h), the following definitions shall apply:

(i) “AP” shall mean the Conversion Price in effect immediately after the Conversion Price adjustment of the Series D Preferred Stock.

(ii) “Available Closing SPAC Cash” means the amount of cash at the closing of the SPAC Transaction equal to the sum of (i) all cash amounts in the SPAC’s trust account (after reduction for the aggregate amount of payments required to be made in connection with SPAC stockholder redemptions, any excise tax payable by SPAC, any payment of any SPAC transaction expenses or corporation transaction expenses in connection with the SPAC Transaction), plus (ii) the net proceeds of any incremental equity or convertible security financing raised by the SPAC in connection with the SPAC Transaction and the aggregate exercise price of any in-the-money warrants or other rights or securities convertible for equity of the SPAC.

(iii) “Cancellation Event” shall mean the date that the corporation’s trailing 12 month revenues, calculated in accordance with generally accepted accounting principles, exceed $220,000,000 in any twelve month period.

(iv) “Direct Listing” shall mean the corporation’s initial listing of its Common Stock on a national securities exchange by means of an effective registration statement on Form S-1 filed by this corporation with the Securities and Exchange Commission.

(v) “IPO” shall mean any sale by the corporation of its Common Stock to the public, including, but not limited to, a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended.

(vi) “OP” shall mean the product of 1.2 multiplied by the then applicable Conversion Price of the Series D Preferred Stock.

(vii) “Public Offering Proceeds” shall mean (i) in the case of an IPO, the aggregate dollar amount of the securities issued and sold by the corporation in the IPO, or (ii) in the case of a SPAC Transaction, the Available Closing SPAC Cash.

(viii) “Public Offering Shares” shall mean (i) in the case of an IPO, the number of shares issued and sold in the IPO, and (ii) in the case of a SPAC Transaction, the number of shares outstanding at the closing of the SPAC Transaction (including SPAC shares that have not been redeemed and any shares issued in connection with the private placement of public equities in connection with such SPAC Transaction and any in-the-money warrants or other rights or securities convertible for equity of the SPAC) minus the number of shares issued to the stockholders of the corporation in the SPAC Transaction.

(ix) “Series D Outstanding” shall mean the number of shares of Series D Preferred Stock outstanding immediately prior to the Public Offering

(x) “SPAC” shall mean a publicly traded “special purpose acquisition company” or its subsidiary.

(xi) “SPAC Transaction” shall mean the closing by this corporation of a transaction or series of related transactions by merger, consolidation, share exchange or otherwise with a SPAC in which the common stock or share capital of such entity or its successor entity is listed on the a nationally recognized securities exchange or marketplace.

If a Cancellation Event occurs, then the Special Conversion Price Adjustment of Series D Preferred Stock set forth in this subsection 4(h) shall not apply and the Conversion Price of the Series D Preferred Stock shall not be adjusted pursuant to this subsection 4(h).

(i) Notices of Record Date. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, this corporation shall mail to each holder of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution, and the amount and character of such dividend or distribution; provided, however, that subject to compliance with the General Corporation Law such notice period may be shortened or waived upon the written consent of the holders of Preferred Stock that represent a majority of the then outstanding shares of such Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).

(j) Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate of Incorporation.

(k) Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock pursuant to this Section 4 may be waived, either prospectively or retroactively and either generally or in a particular instance, by (i) with respect to each series of Preferred Stock other than the Series D Preferred Stock, the consent or vote of the holders of a majority of the then outstanding shares of such series of Preferred Stock and (ii) solely with respect to the Series D Preferred Stock, the consent or vote of the holders of at least sixty percent (60%) of the then outstanding shares of Series D Preferred Stock (voting together as a single class and not as separate series, on an as-converted basis).

5. Voting Rights.

(a) General Voting Rights. The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and except as provided by law or in subsection 5(b) below with respect to the election of directors by the separate class vote of the holders of Common Stock, shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half (1/2) being rounded upward).

(b) Voting for the Election of Directors. As long as at least 1,449,050 shares of Series A Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) remain outstanding, the holders of a majority of the Series A Preferred Stock (voting together as a single class and not as a separate series, on an as-converted basis) shall be entitled to elect two (2) directors of this corporation at any election of directors (the “Series A Directors”). As long as at least 1,225,790 shares of Series C Preferred

Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) remain outstanding, the holders of a majority of the Series C Preferred Stock (voting together as a single class and not as a separate series, on an as-converted basis) shall be entitled to elect one (1) director of this corporation at any election of directors (the “Series C Director”). As long as at least 1,164,058 shares of Series D Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) remain outstanding, the holders of a majority of the Series D Preferred Stock (voting together as a single class and not as a separate series, on an as-converted basis) shall be entitled to elect one (1) director of this corporation at any election of directors (the “Series D Director” and together with the Series A Directors and the Series C Director, the “Preferred Directors”). The holders of outstanding Common Stock shall be entitled to elect four (4) directors of this corporation at any election of directors (the “Common Directors”). The holders of Preferred Stock and Common Stock (voting together as a single class and not as separate series, and on an as-converted basis) shall be entitled to elect any remaining directors of this corporation.

Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Restated Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of this corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders. Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

(c) Director Voting.

(i) Each director who is serving on the Board shall be entitled to cast on all matters one (1) vote; provided, however, that for so long as Oguzhan Atay is serving as this corporation’s CEO and a Common Director, if there are any vacancies in the authorized Common Director seats, then Oguzhan Atay shall have an additional number of votes on all matters submitted to a vote of the Board in an amount equal to the aggregate number of vacant Common Director seats then existing.

(ii) For so long as Oguzhan Atay is entitled to more than one (1) vote in accordance with Section 5(c)(i) above on any matter submitted to a vote of the Board of Directors, any reference in this Restated Certificate of Incorporation, the Bylaws of this corporation or the General Corporation Law to a majority or other proportion of the Board of Directors or of any committee thereof (including with respect to quorum) shall refer to a majority or other proportion of the votes of the Board of Directors.

6. Protective Provisions. So long as at least 9,848,330 shares of Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) remain outstanding, this corporation shall not (by amendment, merger, consolidation, statutory conversion, transfer, domestication, or continuance or otherwise) without (in addition to any other vote required by law or the Certificate of Incorporation) first obtaining the approval by vote or written consent, as provided by law, of the holders of a majority of the then outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis):

(a) consummate a Liquidation Event, Direct Listing, SPAC Transaction or effect any other merger, consolidation, statutory conversion, transfer, domestication, or continuance;

(b) amend, alter or repeal any provision of this corporation’s Certificate of Incorporation or Bylaws so as to adversely alter or change the rights, preferences, privileges and restrictions of the shares of Preferred Stock, or otherwise adversely change, alter, modify or repeal the rights, preferences, privileges and restrictions of the shares of Preferred Stock;

(c) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Common Stock or Preferred Stock or designated shares of any series of Preferred Stock;

(d) authorize, create or issue any equity security (including, without limitation, (i) any other security convertible into or exercisable for any such equity security or (ii) any unit of debt and equity securities) having a preference over, or being on a parity with, any series of Preferred Stock with respect to dividends, liquidation or redemption;

(e) (i) reclassify, alter or amend any existing security of this corporation that is pari passu with the Preferred Stock with respect to dividends, liquidation or redemption, if such reclassification, alteration or amendment would render such other security senior to any series of Preferred Stock in respect of any such right, preference or privilege or (ii) reclassify, alter or amend any existing security of this corporation that is junior to any series of Preferred Stock with respect to dividends, liquidation or redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with any series of Preferred Stock in respect of any such right, preference or privilege;

(f) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal;

(g) change the authorized number of directors of this corporation;

(h) pay or declare any dividend on any shares of capital stock of this corporation other than dividends payable on the Common Stock solely in the form of additional shares of Common Stock;

(i) enter into any transaction with any person who is an officer, director or employee of this corporation or any “associate” (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) of any such person other than in the ordinary course of business and on arms’ length terms, unless approved by the Board, including (i) the affirmative approval of at least two Preferred Directors and (ii) a majority of the Board who are disinterested with respect thereto;

(j) other than equipment leases, create, or authorize the creation of, or issue, or authorize the issuance of any debt security or create any lien or security interest (except for purchase money liens or statutory liens of landlords, mechanics, materialmen, workmen, warehousemen and other similar persons arising or incurred in the ordinary course of business) or incur other indebtedness for borrowed money, including but not limited to obligations and contingent obligations under guarantees, or permit any subsidiary to take any such action with respect to any debt security lien, security interest or other indebtedness for borrowed money, if the aggregate indebtedness of this corporation and its subsidiaries for borrowed money following such action would exceed $10,000,000, other than amounts borrowed in connection with equipment leases, unless approved by the Board, including the affirmative approval of at least two Preferred Directors and a majority of the Board who are disinterested with respect thereto;

(k) increase the number of shares available for issuance under this corporation’s equity incentive plans or adopt or create any new equity incentive plan;

(l) create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by this corporation, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of this corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary;

(m) take any action with respect to any direct or indirect subsidiary of this corporation that, if taken by this corporation, would require approval pursuant to this Section 6, unless approved by the Board, including the affirmative approval of at least one Preferred Director; or

(n) cause or permit this corporation or any of its subsidiaries to, without approval of the Board of Directors, including at least one Preferred Director, sell, issue, sponsor, create or distribute any digital tokens, cryptocurrency or other blockchain-based assets (collectively, “Tokens”), including through a pre-sale, initial coin offering, token distribution event or crowdfunding, or through the issuance of any instrument convertible into or exchangeable for Tokens.

7. Series C Protective Provisions. So long as at least 1,634,386 shares of Series C Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) remain outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise) without (in addition to any other vote required by law or the Certificate of Incorporation) first obtaining the approval by vote or written consent, as provided by law, of the holders of a majority of the then outstanding shares of Series C Stock (voting together as a separate series, on an as-converted basis):

(a) increase or decrease the total number of authorized shares of Series C Preferred Stock; or

(b) amend, alter or repeal any provision of this corporation’s Certificate of Incorporation or Bylaws in a manner that adversely affects the rights granted to the holders of Series C Stock in a manner different than other series of Preferred Stock.

8. Series D Protective Provisions. So long as at least 1,552,078 shares of Series D Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) remain outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise) without (in addition to any other vote required by law or the Certificate of Incorporation) first obtaining the approval by vote or written consent, as provided by law, of the holders of at least sixty percent (60%) of the then outstanding shares of Series D Preferred Stock (voting together as a single class and not as separate series, on an as-converted basis):

(a) increase or decrease the total number of authorized shares of Series D Preferred Stock; or

(b) amend, alter or repeal any provision of this corporation’s Certificate of Incorporation or Bylaws in a manner that adversely affects the rights granted to the holders of Series D Preferred Stock in a manner different than other series of Preferred Stock.

9. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by this corporation. The Restated Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in this corporation’s authorized capital stock.

10. Notices. Any notice required by the provisions of this Article IV(B) to be given to the holders of shares of Preferred Stock shall be deemed given (a) five (5) days following its deposit in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of this corporation, (b) upon such notice being provided by electronic transmission in a manner permitted by the General Corporation Law or (c) five (5) days following such notice being provided in another manner then permitted by the General Corporation Law.

C. Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(C).

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of this corporation legally available therefor, any dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of this corporation, the assets of this corporation shall be distributed as provided in Section 2 of Article IV(B) hereof.

3. Redemption. The Common Stock is not redeemable at the option of the holder.

4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the General Corporation Law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of this corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

ARTICLE V

Except as otherwise provided in this Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this corporation.

ARTICLE VI

Subject to the requirements of Section 6 of Article IV(B) hereof, the number of directors of this corporation shall be determined in the manner set forth in the Bylaws of this corporation; provided that, so long as the holders of Preferred Stock are entitled to elect a Preferred Director, the affirmative vote of the requisite Preferred Directors shall be required for the authorization by the Board of Directors of any of the matters set forth in the Investors’ Rights Agreement, dated on or around hereof, by and among the corporation and the other parties thereto, as such agreement may be amended from time to time, to the extent required by such provision and if a Preferred Director is then serving.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of this corporation may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.

ARTICLE IX

To the fullest extent permitted by law, a director or officer of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the state of Delaware is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended. Solely for purposes of this Article Ninth, “officer” shall have the meaning provided in Section 102(b)(7) of the General Corporation Law as amended from time to time.

Any amendment, repeal, elimination or modification of the foregoing provisions of this Article IX by the stockholders of this corporation shall not adversely affect any right or protection of a director or officer of this corporation existing at the time of, or increase the liability of any director or officer of this corporation with respect to any acts or omissions of such director or officer occurring prior to, such amendment, repeal, elimination or modification.

ARTICLE X

This corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and, subject to the requirements of Section 6 of Article IV(B) hereof, all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XI

To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of this corporation (and any other persons to which General Corporation Law permits this corporation to provide indemnification) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal, elimination or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director, officer, employee, agent or other person existing at the time of, or increase the liability of any such person with respect to any acts or omissions of such person occurring prior to, such amendment, repeal or modification.

ARTICLE XII

This corporation renounces any interest or expectancy of this corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of this corporation who is not an employee of this corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of this corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of this corporation while such Covered Person is performing services in such capacity.

ARTICLE XIII

In connection with repurchases by this corporation of its Common Stock (i) from employees, officers, directors, advisors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, (ii) issued to or held by employees, officers, directors or consultants of the corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right or (iii) which are approved by the holders of a majority of the then outstanding shares of Preferred Stock, Section 500 of the California Corporations Code shall not apply in all or in part with respect to such repurchases. In the case of any such repurchases, distributions by the corporation may be made without regard to the “preferential dividends arrears amount” or any “preferential rights amount,” as such terms are defined in Section 500(b) of the California Corporations Code.

ARTICLE XIV

A. Forum Selection. Unless this corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of this corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of this corporation to this corporation or this corporation’s stockholders, (iii) any action arising pursuant to any provision of the General Corporation Law or this Restated Certificate of Incorporation or the Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of this corporation shall be deemed to have notice of and consented to the provisions of this Article XIV.

B. Personal Jurisdiction. If any action the subject matter of which is within the scope of Article XIV(A) is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Article XIV(A) (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

C. Savings. If any provision or provisions of this Article XIV shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XIV (including, without limitation, each portion of any sentence of this Article XIV containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

* * *

THIRD: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

FOURTH: That said Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 13th day of May, 2024.

/s/ Oguzhan Atay
Name: Oguzhan Atay Title: Chief Executive Officer